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                     September 8, 2023

       Cheryl A. Wynne
       Chief Financial Officer
       Bsquare Corporation
       1415 Western Ave, Suite 700
       Seattle, WA 98101

                                                        Re: Bsquare Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 7, 2023
                                                            File No. 000-27687

       Dear Cheryl A. Wynne:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services